Exhibit 99.1

Contacts:
William B. Boni
VP, Investor Relations/ Corp. Communications
(781) 994-0300
www.ArQule.com
For Immediate Release:
ARQULE ANNOUNCES THIRD QUARTER FISCAL 2005 RESULTS
Conference call scheduled today at 9 a.m. eastern time
Woburn, Mass., October 27, 2005 — ArQule, Inc. (NASDAQ: ARQL) today reported its results of operations for the fiscal quarter ended September 30, 2005.
The Company reported total revenues of $13,194,000 for the quarter ended September 30, 2005, compared to revenues of $14,594,000 for the third quarter of 2004. Revenues for the nine months ended September 30, 2005 were $40,591,000, compared to revenues of $40,367,000 for the same period in 2004.
The Company reported a net loss of $916,000, or $0.03 per share, for the quarter ended September 30, 2005, compared to a net profit of $1,472,000, or $0.05 per share, for the quarter ended September 30, 2004, which included a one-time restructuring credit of $1,496,000 associated with a lease commitment. For the nine-month period ended September 30, 2005, the Company reported a net loss of $4,787,000, or $0.14 per share, compared to a net loss of $3,912,000, or $0.14 per share, for the nine-month period ended September 30, 2004.
For the quarter ended September 30, 2005, the Company reported total costs and expenses of $15,255,000, compared with $13,442,000 for the third quarter of 2004. Total costs and expenses for the nine months ended September 30, 2005 were $47,275,000, compared to $45,014,000 for the same period in 2004.
ArQule ended the third quarter of fiscal 2005 with approximately $134,000,000 in cash and marketable securities.
“As we near the end of 2005, ArQule is approaching a number of milestones which will increasingly define us as a product-focused company with an exciting and rapidly expanding portfolio,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule. “Our strong commitment to oncology, which has fueled the expansion of this promising portfolio, also guided our recent decision to exit our chemistry services business in an orderly fashion, as we announced last month. We will work closely with our remaining chemistry customers to ensure their needs are supported. We are retaining our core chemistry expertise, however, which I believe differentiates us from other biotechnology companies and allows us to integrate drug-like qualities into new product candidates from the earliest stages of their development,” said Dr. Hill.
“We expect to begin the first of several Phase 2 trials by the end of the year or early next year with ARQ 501, our lead product, which is partnered with Roche,” said Dr. Hill. “Phase I clinical trials with ARQ 501 as monotherapy and in combination therapy continue to demonstrate anti-cancer activity with an acceptable side effect profile,” said Dr. Hill.
“We have completed GLP toxicity testing with ARQ 197, a proprietary compound discovered through our 650 RP program, and we plan to file an Investigational New Drug (IND) application by year-end,” said Dr. Hill. “We are also making exciting progress in pre-clinical programs that target additional critical pathways in the development of cancer, including those involving BRAF kinase and mitotic checkpoints.”
“Finally, our financial position allows us the flexibility to retain ownership over a number of our key programs and to add value to these programs through additional clinical development activities planned for initiation in the near future,” said Dr. Hill.
Investor Conference Call
ArQule will host an investor conference call today at 9:00 a.m. Dr. Stephen A. Hill, president and chief executive officer, and Louise A. Mawhinney, vice president and chief financial officer, will lead the call.

Date:	Thursday, October 27, 2005
Time:	9:00 a.m. eastern time

Conference Call Numbers
Toll free:	866.314.4483
Toll:	617.213.8049
Webcast:	http://www.ArQule.com
A replay of the conference call will be available for five days and can be accessed by dialing 888.286.8010 from the U.S. and Canada, and 617.801.6888 from outside the U.S. For archived calls, the access code is 16419710.
About ArQule
ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. ArQule’s lead program based on E2F elevation is partnered with Roche. For more information, please visit www.arqule.com.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the current and future clinical studies may encounter enrollment difficulties and unexpected toxicity; the commencement of the anticipated clinical trials may be delayed or the trials may never commence; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; the animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.
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ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Revenue:
Compound development revenue	$11,542	$12,942	$35,635	$37,063
Research and development revenue	1,652	1,652	4,956	3,304

Total revenue	13,194	14,594	40,591	40,367

Costs and expenses:
Cost of revenue — compound development	7,209	7,820	22,236	23,824
Research and development	6,172	5,001	18,243	14,680
Marketing, general and administrative	1,874	2,117	6,796	6,934
Restructuring credit	—	(1,496)	—	(424)

Total costs and expenses	15,255	13,442	47,275	45,014

Income/(loss) from operations	(2,061)	1,152	(6,684)	(4,647)

Net investment income	1,145	320	2,147	735
Loss on investment	—	—	(250)	—

Net income/(loss)	$(916)	$1,472	$(4,787)	$(3,912)

Net income/(loss) per share:
Basic	$(0.03)	$0.05	$(0.14)	$(0.14)

Diluted	$(0.03)	$0.05	$(0.14)	$(0.14)

Weighted average common shares outstanding:
Basic	35,233	28,830	34,398	28,789

Diluted	35,233	28,986	34,398	28,789

	September 30,
	2005	December 31,
Balance sheet data (in thousands):	(Unaudited)	2004
Cash, cash equivalents and marketable securities	$134,104	$71,365
Working capital	116,064	54,782
Total assets	146,849	120,218
Stockholders’ equity	107,860	82,452